UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  August 21, 2013

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                   Termination of a Material Definitive Agreement

On August 21, 2013, General Moly, Inc. (the “Company”) announced that it and Hanlong (USA) Mining Investment, Inc. (“Hanlong”), an affiliate of Sichuan Hanlong Group, a privately held Chinese company, have terminated the parties’ Securities Purchase Agreement dated March 4, 2010, as amended (the “Purchase Agreement”).  In addition, the related Stockholder Agreement with Hanlong dated December 20, 2010, as amended, terminated by its terms.

Under the separate Bridge Loan Agreement with Hanlong dated March 4, 2010, as amended, Hanlong was to provide up to a $20 million loan to the Company available in two equal tranches.  The first $10 million tranche was drawn in March, 2010 and the second tranche, which was never drawn, was cancelled by agreement of the parties in March, 2013.  In accordance with the Bridge Loan Agreement, the parties have agreed that the Company will offset its obligations under the Bridge loan Agreement against the obligation of Hanlong to pay the break fee under the Purchase Agreement.

Hanlong remains the Company’s largest stockholder and maintains the right to designate one member of the Company’s board of directors, provided that it retains a fully diluted interest in the Company above 10%.

Item 8.01                   Other Events

On August 21, 2013, the Company issued a press release announcing the termination of the Securities Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description
99.1	Press Release of General Moly, Inc. dated August 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: August 22, 2013	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer